Exhibit 99.2

TRACON Pharmaceuticals Announces $21 Million Common Stock

Purchase Agreement with Aspire Capital Fund, LLC

San Diego, CA – March 14, 2017 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age‐related macular degeneration and fibrotic diseases, announced today that it has entered into a Common Stock Purchase Agreement of up to $21.0 million with Aspire Capital Fund, LLC (“Aspire Capital”). Under the terms of the Agreement, Aspire Capital has made an initial purchase of $1.0 million of TRACON common stock at $4.50 per share. In addition, Aspire Capital has committed to purchase up to $20.0 million of additional shares of the Company’s common stock at TRACON’s request from time to time during a 30 month period beginning on the effective date of a registration statement related to the transaction and at prices based on the market price at the time of each sale. There are no warrants, derivatives, or other share classes associated with this agreement. Proceeds from the Agreement will be used to further advance the Company's drug development pipeline and for general corporate purposes.

“This transaction with Aspire Capital provides TRACON with efficient and opportunistic access to capital as we continue to advance through our important clinical milestones," said Charles Theuer, M.D., Ph.D., President and CEO of TRACON. “We welcome the additional flexibility this agreement brings us as we progress our pivotal study of TRC105 in patients with angiosarcoma, approach the initiation of the first-in-human clinical trial of TRC253 in patients with prostate cancer, and provide updates on our Phase 2 TRAXAR trial of TRC105 in combination with Inlyta® (axitinib) in patients with renal cell carcinoma as well as the Phase 2 AVANTE study of DE-122 and Lucentis® (ranibizumab) in patients with wet AMD through our partnership with Santen."

"We are excited to make this investment in TRACON and are looking forward to providing the Company with additional financial support throughout the term of our agreement," commented Steven G. Martin, Managing Member of Aspire Capital. "Through our diligence, we believe that there is significant potential in TRACON’s individual product candidates and also in TRACON’s efficient and differentiated product development platform."

Under the terms of the Common Stock Purchase Agreement, TRACON will control the timing and amount of any further sale of shares of common stock to Aspire Capital. Aspire Capital has no right to require any sales by TRACON but is obligated to make purchases according to TRACON's direction. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. TRACON maintains the right to terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.

As consideration for Aspire Capital’s obligations under the Agreement, TRACON also issued 195,726 shares of common stock to Aspire Capital as a commitment fee. TRACON also entered into a Registration Rights Agreement with Aspire Capital in connection with its entry into the purchase agreement that requires TRACON to file a registration statement regarding the shares sold to Aspire Capital. Additional detail regarding the Common Stock Purchase Agreement and related Registration Rights Agreement is set forth in TRACON's Current Report on Form 8-K, filed today with the SEC.

8910 University Center Lane ● Suite 700 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

About Aspire Capital Fund, LLC

Aspire Capital Fund, LLC is a Chicago-based, long-only investment fund focused on making open market and direct equity investments in publicly traded companies. Aspire Capital Fund, LLC is managed by Aspire Capital Partners, LLC. Aspire Capital invests in a broad range of industries with emphasis in healthcare and technology.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON's plans to further develop its product candidates, expectations regarding the initiation and timing of future clinical trials by TRACON or third parties, expected development milestones, availability of additional clinical data, potential utility of TRACON’s product candidates and the potential sale of common stock to Aspire Capital and use of proceeds therefrom. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks associated with clinical development; whether TRACON or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether or when third parties complete on-going trials or sponsor additional trials of TRACON’s product candidates; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing, including whether TRACON will be able to satisfy conditions to sell stock to Aspire Capital; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com